EXHIBIT 5.1

January 25, 2013
Board of Directors Midway Gold Corp. 8310 South Valley Highway, Suite 280 Englewood, Colorado 80112, U.S.A.

Dear Sirs/Mesdames:

Re:	Midway Gold Corp. (the "Company")
Registration Statement on Form S-3 dated January 25, 2013 (the "Registration Statement")

We have acted as special British Columbia counsel for the Company, a British Columbia company.  We are furnishing this opinion at your request in connection with the Company's registration statement on Form S-3 to be filed on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").  The Registration Statement registers the resale by the original holders of 53,074,098 of the Company's common shares without par value consisting of:  (i) 37,837,838 common shares (the "Conversion Common Shares") issuable upon the conversion of 37,837,838 Series A Preferred Shares (the "Series A Preferred Shares"); and (ii) 15,236,260 common shares (the "Dividend Shares") issuable upon the in-kind payment of an annual 8% dividend compounding monthly, and payable quarterly to the holders of the Series A Preferred Shares.

The Registration Statement relates to resale of the Conversion Common Shares and the Dividend Shares (collectively, the "Resale Common Shares").

In connection with this opinion, we have examined the Registration Statement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of British Columbia.  Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein; we express no opinion with respect to the laws of any other jurisdiction.

Assumptions

Our opinions expressed herein are based on the following assumptions:

(a)	at the time of issuance of any of the Resale Common Shares, there will be sufficient common shares authorized and unissued under the Company's

(b)	then operative constating documents and not otherwise reserved for issuance,

(c)
at the time of the issuance of any of the Resale Common Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Resale Common Shares,

(d)
the terms of the Resale Common Shares and of their issuance have been duly established in conformity with the Company's constating documents, and so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, as applicable,

(e)
the Board of Directors will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board of Directors in form and content as required by applicable law, to approve the issuance and terms of the Resale Common Shares and related matters (the "Authorization"),

(f)
the Resale Common Shares will have been authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company's constating documents, applicable law, and the Authorization, and

(g)
the Company will have received the agreed upon consideration for the issuance of the Series A Preferred Shares and such Series A Preferred Shares will have been delivered by or on behalf of the Company against payment therefor.

Opinions

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, the Resale Common Shares when issued and delivered in accordance with their respective terms will be duly authorized, validly issued, fully paid and non-assessable common shares in the capital of the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, and the Resale Common Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption "Legal Matters" in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

"Stikeman Elliott"